Exhibit 99.(a)(1)(A)

OFFER TO CANCEL ELIGIBLE OPTIONS FOR CASH

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 11:59 P.M. EASTERN TIME, ON MAY 30, 2025 UNLESS THIS OFFER IS EXTENDED

Nexxen International Ltd. (the “Company,” “Nexxen,” “we,” “our” or “us”) is offering, for compensatory purposes, to cancel certain outstanding options held by eligible employees of Nexxen and our subsidiaries in exchange for a cash payment (the “Offer”). We are making the Offer upon the terms, and subject to the conditions, set forth in this Offer and in the related Election Terms and Conditions document (the “Terms of Election”).

Eligibility.  Only vested and unvested outstanding options to purchase Nexxen ordinary shares, par value NIS 0.02 per share (“Ordinary Shares”), granted under Nexxen’s equity incentive plans that have an exercise price equal to either $14.44 per share or $21.52 per share are eligible to be tendered for a cash payment in the Offer (each, an “Eligible Option,” and collectively, “Eligible Options”).

You are eligible to participate in the Offer only if you:

•	are an employee of Nexxen or any of our subsidiaries on the date this Offer commences and remain an employee through the Offer Termination Date; and

•	hold at least one Eligible Option grant as of the Offer Expiration Date.

Per Option Amount.  The amount that we are offering to pay for the cancellation of each option share under the Offer is:

•	$2.08 for Eligible Options with an exercise price of $14.44 per share; and

•	$0.78 for Eligible Options with an exercise price of $21.52 per share.

These amounts were determined in part using the Black-Scholes option pricing model and the trading range of our Ordinary Shares during the period preceding the date our board of directors approved the Offer, as well as certain compensatory goals. All payments will be reduced by applicable income taxes, social insurance contributions, payroll taxes and any other taxes that are required to be withheld (referred to throughout this document as “tax withholdings”).

Our Ordinary Shares are listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol “NEXN.” On April 30, 2025, the closing price of our Ordinary Shares as reported on Nasdaq was $9.93 per share.

On February 14, 2025, we executed a reverse split of our Ordinary Shares such that every two Ordinary Shares held at the time of the reverse split were consolidated into one new Ordinary Share to facilitate a one-to-one American Depositary Receipt (“ADR”) exchange (the “Reverse Split”). Thereafter, we exchanged our Nasdaq-listed ADRs for Nasdaq-listed Ordinary Shares and terminated our ADR facility. All Ordinary Share figures and exercise prices set forth in this document are reported to reflect post-Reverse Split shares and exercise prices, unless otherwise stated.

IMPORTANT—STEPS YOU MUST TAKE TO PARTICIPATE

Participation in the Offer is voluntary. If you wish to participate in the Offer, you must:

•
properly complete and submit your election electronically through the Company’s secured offer website at https://www.computersharecas.com/nexxen (the “Offer Website”) during the period beginning on April 30, 2025 and ending at 11:59 p.m., Eastern Time, on May 30, 2025 (i.e., the end of the day on May 30, 2025), or a later date if the Offer period is extended (the “Offer Termination Date”); and

•	be an employee of Nexxen or one of our subsidiaries (excluding all directors and executive officers) throughout the period described in the prior bullet (an “Eligible Participant”).

You should direct questions about the Offer, requests for assistance in completing the related documents and requests for additional copies of this document or related documents by sending an email to tenderoffer@nexxen.com.

We will make computer and Internet access available at our office locations to any Eligible Participant who does not have Internet access. Your election must be received by the Company before 11:59 p.m. Eastern Time on May 30, 2025 (or a later expiration date if we extend the Offer). Elections not made via the Offer Website by 11:59 p.m. Eastern Time on May 30, 2025, even if sent prior to the expiration of the Offer, will be disregarded. If we do not receive your election by the expiration of the Offer, you will be deemed to have rejected the Offer.

If you do not want to participate in the Offer, no action by you is needed and you are not required to visit the Offer Website. If you choose not to participate in the Offer, you will continue to hold your Eligible Options on the same terms and conditions and pursuant to the applicable equity incentive plan and the option agreements under which they were originally granted.

Although our board of directors has approved the Offer, neither we nor our board of directors make any recommendation as to whether or not you should tender one or more of your Eligible Options under the Offer. You must make your own decision whether to tender your Eligible Options. You should carefully review this document in its entirety before deciding to participate in the Offer.

Participating in the Offer involves risks. See “Risk Factors” beginning on page 11.

THIS OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NEXXEN HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. NEXXEN HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED TERMS OF ELECTION. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY NEXXEN.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOYMENT OR SERVICE OF NEXXEN OR ANY OF OUR SUBSIDIARIES OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OR SERVICE OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.

ANY CASH AMOUNT PAID TO AN ELIGIBLE PARTICIPANT BY NEXXEN IN EXCHANGE FOR ELIGIBLE OPTIONS TENDERED IN THE OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION FOR ANY PURPOSE, INCLUDING WITHOUT LIMITATION, CALCULATING ANY SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION, BONUS, PENSION OR RETIREMENT PAYMENTS, WELFARE BENEFITS OR SIMILAR PAY OR BENEFITS, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

OFFER TO CANCEL ELIGIBLE OPTIONS FOR CASH

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the following questions and answers, as well as the remainder of this Offer. Where applicable, we have included section references to the remainder of this Offer where you can find a more complete description of the topics in this question and answer summary. We suggest that you consult with your personal financial, legal and/or tax advisors before deciding whether to participate in this Offer.

Please review this summary term sheet and questions and answers, and the remainder of this Offer and the Terms of Election document to ensure that you are making an informed decision regarding your participation in this Offer.

For your ease of use, the questions have been separated into three sections:

1.    Offer Design.

2.    Administration and Timing.

3.    Other Important Questions.

Offer Design

Q1: What is the Offer?

We are offering to cancel any and all Eligible Options (as described in Q5 below) you hold in exchange for a cash payment for each option share. The amount before applicable tax withholdings that we are offering to pay for the cancellation of each option share under the Offer (the “Per Option Amount”) is:

•	$2.08 for Eligible Options with an exercise price of $14.44 per share; and

•	$0.78 for Eligible Options with an exercise price of $21.52 per share.

Q2: Why is Nexxen making the Offer?

Nexxen uses equity to promote employee retention and provide an incentive vehicle valued by employees that is also aligned to shareholder interest. However, our share price has declined significantly over the past few years, and all of your Eligible Options are “out-of-the-money” (i.e., have exercise prices above our current share price) Such options are also sometimes referred to as being “underwater.” We are providing you with the opportunity to obtain a cash payment for certain grants that are “out-of-the-money.” Whether or not you choose to participate in the Offer is your decision. You are free to not participate in the Offer if you so choose.

Q3: Who can participate in the Offer?

Only Eligible Participants may participate in the Offer. “Eligible Participants” are employees of Nexxen and our subsidiaries as of the Offer commencement date, and who continue to be employees of Nexxen or one of our subsidiaries through the Offer Termination Date.  If you are currently on medical, maternity, workers’ compensation, military or other statutorily protected leave of absence or a personal leave of absence, you are also eligible to participate in the Offer.

Q4: What if I leave Nexxen before the Offer Termination Date?

Employees who resign or are terminated, whether voluntarily, involuntarily, or for any other reason, at any time before the Offer Termination Date are not eligible to participate in the Offer.

ACCORDINGLY, IF YOU ARE NOT AN EMPLOYEE OF NEXXEN OR ANY OF OUR SUBSIDIARIES AS DESCRIBED ABOVE ON THE OFFER TERMINATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR ELIGIBLE OPTIONS, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTION(S) IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY BE ENTITLED TO EXERCISE YOUR OUTSTANDING OPTION(S) DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE. (See Section 1 of the Offering Memorandum entitled “Eligible Participants; Number of Options; Offer Termination Date” and Section 6 of the Offering Memorandum entitled “Acceptance of Options for Cancellation; Delivery of Total Payment” below for additional information.)

Q5: What options may be tendered for a cash payment in the Offer?

We granted options to purchase Ordinary Shares on August 31, 2021 with an exercise price of $21.52 and on March 17, 2022 with an exercise price of $14.44 (in each case post-Reverse Split), which we refer as the “Eligible Options.”  A total of 117 employees of Nexxen and our subsidiaries hold Eligible Options as of April 21, 2025.

As of April 21, 2025, a total of 845,691 Ordinary Shares are subject to outstanding Eligible Options with an exercise price of $21.52, of which 634,258 are vested and 211,433 are unvested, and a total 220,000 Ordinary Shares are subject to outstanding Eligible Options with an exercise price of $14.44, of which 165,000 are vested and 55,000 are unvested.  Both the vested and unvested portions of an Eligible Option are eligible to be tendered in the Offer.

Q6: Do I have to tender all of my Eligible Options or can I just tender some of them?

If you participate in the Offer, you must tender all Eligible Options you hold.  No partial exchanges of option grants will be permitted. For example, if you have an option grant for 10,000 shares with an exercise price of $14.44 per share, you must tender all 10,000 option shares. You may not tender to Nexxen 8,000 of the 10,000 option shares (and retain 2,000 option shares). If you hold more than one Eligible Option grant, you must tender all of your Eligible Option grants.

Q7: What if some of my options are unvested?

Both the vested and unvested portion of an Eligible Option grant may be tendered in the Offer.

Q8: What amount of consideration will I receive if I tender my Eligible Options?

The amount we will pay you (before applicable tax withholdings) under the Offer is determined upon the Offer Termination Date by summing the total cash value of each Eligible Option (i.e., the Per Option Amount multiplied by the number of option shares) that you have tendered (the “Total Payment”). (See Section 3 of the Offering Memorandum entitled “Valuation of Eligible Options; Amount of the Payment For Eligible Options” below for additional information.)

For example, if you have an option grant for 10,000 shares with an exercise price of $14.44 per share, and you tender those options under the Offer, you will receive $20,800 (i.e., 10,000 x $2.08), less applicable tax withholdings.

Q9: How was the per share amount being paid for Eligible Options determined?

The Per Option Amount that we will pay under the Offer is based in part on our valuation of the Eligible Options using the Black-Scholes option pricing model, a widely-used method of valuing options. This pricing model takes into consideration numerous factors, including our share price, the expected share price volatility of the underlying shares, the exercise price of any Eligible Option, the Company’s risk free interest rate, the expected dividend yield and the expected term of each Eligible Option.

After taking into account the Black-Scholes valuation, we also considered the trading range of our Ordinary Shares during the period preceding the date our board of directors approved the Offer. The Per Option amounts also reflect a premium of 20% on top of the Black-Scholes value of the Eligible Options in order to mitigate the impact of the recent volatility of our trading price, as well as our interest in providing a compensatory benefit in order to incentivize and retain employees.

You must make your own determination of the value to you of your Eligible Options, and you should consult with your personal advisors if you have questions about your financial or tax situation.

Q10: If I am an Eligible Participant located in Israel or other location outside of the United States who holds Eligible Options, am I subject to the same terms as described in this Offer?

Yes. Israeli employees and other non-U.S. employees should also refer to Appendix A of this document, “Guide to Israeli and Other Non-U.S. Issues,” for a discussion of the tax and other consequences of accepting or rejecting the Offer under the law of the country in which you are located. Nexxen (or one of our subsidiaries, as applicable) will assess our requirements with respect to tax withholdings on the Total Payment, and where appropriate, will withhold and/or report applicable income taxes, social insurance contributions, payroll taxes and other taxes as required. Regardless of withholding, you are responsible for reporting and paying all taxes and social insurance contributions arising from your election to tender Eligible Options in the Offer. Payment will be made in your local currency, using the currency exchange rate in effect on the Offer Termination Date.

Q11: Are there conditions to the Offer?

The Offer is subject to a number of conditions.  If any of these conditions exist, we may decide to reject the Eligible Options that you elect to tender, or we may terminate or amend the Offer, or postpone our acceptance of any Eligible Option that you elect to tender. (See Section 7 of the Offering Memorandum entitled “Conditions of this Offer” below for additional information.)

The Offer is not conditioned upon a minimum aggregate number of Eligible Options being tendered. We are not disseminating this Offer in any jurisdiction in which this Offer would not be in compliance with the laws of that jurisdiction.

Administration and Timing

Q12: How do I participate in the Offer?

To tender your Eligible Options, you must go online to the Offer Website at https://www.computersharecas.com/nexxen and complete an online election form to confirm your election to participate in the Offer. We will make computer and Internet access available at our office locations to any Eligible Participant who does not have Internet access. (See Section 4 of the Offering Memorandum entitled “Procedures for Tendering Your Eligible Options” below for additional information.)

Nexxen must receive your properly completed submission on or before 11:59 P.M. Eastern Time on the Offer Termination Date, which is to occur on May 30, 2025, unless extended by us.

You can change your election any time during the Offer period; however, the last election that you make, if any, on or prior to 11:59 P.M. Eastern Time on the Offer Expiration Date will be final and irrevocable.

If you elect to tender an Eligible Option pursuant to the Offer, you must tender all of the outstanding shares under an Eligible Option. If you hold more than one Eligible Option, you must tender all of your Eligible Option grants. No partial exchanges of option grants will be permitted. If you are eligible to participate in the Offer, the Offer Website will list all of your Eligible Options.

Confirmation statements for submissions through the Offer Website will be emailed directly to you, and you may also obtain a confirmation from the Offer Website after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records.

Elections submitted by any other means, including email, facsimile, hand delivery, interoffice, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted, and will not be accepted.

Q13: How do I find out the details of my existing options?

Information on your Eligible Options can be found on the Offer Website at https://www.computersharecas.com/nexxen.

Q14: When does the Offer expire?

The Offer expires at 11:59 p.m. Eastern Time on May 30, 2025, unless we extend it. Although we do not currently intend to do so, we may, in our discretion or as required, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than at 11:59 p.m. Eastern Time on May 30, 2025. (See Section 1 of the Offering Memorandum entitled “Eligible Participants; Number of Options; Offer Termination Date” and Section 14 of the Offering Memorandum entitled “Extension of Offer; Termination; Amendment” below for additional information.)

Q15: Can I change or withdraw my election?

You may change or withdraw your previous election at any time before 11:59 p.m. Eastern Time on the Offer Termination Date, which is scheduled to occur on May 30, 2025. If we extend the Offer beyond that time, you may change or withdraw your previous election at any time until the Offer expires. You may change or withdraw your election more than once before the Offer expires.

To change or withdraw your election to tender your Eligible Options in the Offer, you must go to the Offer Website at https://www.computersharecas.com/nexxen and change your election to participate. (See Section 5 of the Offering Memorandum entitled “Withdrawal Rights; Change in Election” below for additional information.)

Q16: Under what circumstances would Nexxen not accept my Eligible Options?

We may reject any or all elections or tendered options to the extent that we determine they were not properly executed or delivered, or if certain conditions exist that in our reasonable judgment make it inadvisable to proceed with the Offer. (See Section 6 of the Offering Memorandum entitled “Acceptance of Options for Cancellation; Delivery of Total Payment” and Section 7 of the Offering Memorandum entitled “Conditions of the Offer” below for additional information.)

Q17: What if I do not accept the Offer?

If you do not accept the Offer, you will keep your Eligible Options and you will not receive any cash payment. No changes will be made to the terms and conditions of your Eligible Options, and they will remain outstanding.

Q18: If I participate in the Offer, what will happen to the Eligible Options that I tender?

Immediately following the Offer Termination Date, we will cancel all of your Eligible Options that have been properly tendered in exchange for the prompt lump sum cash payment equal to the Total Payment, less applicable tax withholdings. You will no longer have any rights or obligations with respect to any Eligible Options that are cancelled.

Q19: If I participate in the Offer, how and when will I receive my cash payment?

Promptly following the termination of the Offer and our cancellation of the Eligible Options, you will receive a single lump sum cash payment equal to the Total Payment, less applicable tax withholdings and without interest. Payment will be made on or before the first administratively practicable payroll date following the scheduled termination of the Offer (but in no event later than June 30, 2025) (the “Payment Date”). (See Section 6 of the Offering Memorandum entitled “Acceptance of Options for Cancellation; Delivery of Total Payment” below for additional information.)

Other Important Questions

Q20: What should I consider before participating in the Offer?

If you participate in the Offer, the Total Payment, less applicable tax withholdings, you receive under the Offer may or may not be more valuable to you than continuing to hold your Eligible Options in the future. This determination depends on a number of factors, including the Eligible Option exercise price, the Eligible Option expiration date, share price performance and the timing of any fluctuations regarding the trading of our Ordinary Shares. To illustrate this, consider the following hypothetical scenarios:

Assume that you hold an Eligible Option covering 10,000 option shares with an exercise price of $14.44 per share at a time when one Ordinary Share is trading at $9.00 per share.  If you tendered your Eligible Option, you would receive a Total Payment (prior to applicable tax withholdings) of $20,800.

•
If our share price were to stay below $14.44 per share, your Eligible Option would have no cash value to you because it would still be out-of-the-money. Under these circumstances, your Eligible Option would have less cash value than the $20,800 cash payment, before applicable tax withholdings, that you would be eligible to receive by participating in the Offer.

•
If our share price were to rise to $16.00 per share, your Eligible Option would now be in-the-money, resulting in an aggregate value of $15,600 (i.e., the result obtained by multiplying $1.56 (representing the excess of the market price of $16.00 over the exercise price of $14.44) by 10,000 (the number of option shares in this example)). Under these circumstances, although your Eligible Option would be in-the-money, the $20,800 cash payment, before applicable tax withholdings, that you would be eligible to receive by participating in the Offer would be higher than the amount the Eligible Option was in-the-money.

•
If our share price were to rise to $18.00 per share, each option share would be in-the-money, resulting in an aggregate cash value of $35,600 (i.e., the result obtained by multiplying $3.56 (representing the excess of the market price of $18.00 over the exercise price of $14.44) by 10,000 (the number of option shares in this example)). Under these circumstances, the $20,800 cash payment, before applicable tax withholdings, that you would be eligible to receive by participating in the Offer would be less than the amount the Eligible Option was in-the-money.

In evaluating the Offer, you should keep in mind that the future performance of our share price and the value of your Eligible Option(s) will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and companies in our industry and the performance of our own business. Accordingly, there are risks associated with keeping your Eligible Options and deciding not to participate in the Offer. Participating in the Offer also involves risks, including the risk that our share price could increase in the future. If our share price rises above the exercise price of your tendered Eligible Options, those Eligible Options might have been worth more than the Total Payment that you receive in exchange for them. Please also note any payment you receive for tendering your Eligible Options will be reduced by applicable tax withholdings.

For more information about the risks relating to participation in the Offer, see “Risk Factors” beginning on page 11. We also recommend that you read the discussion about our business contained in the “Information on the Company” section of our most recent Annual Report on Form 20-F for the fiscal year ended December 31, 2024. See also Section 8 of the Offering Memorandum entitled “Price Range of Ordinary Shares” below for information concerning historic trading prices of our Ordinary Shares and our share repurchase programs.

Q21: Will I have to pay taxes if I tender my Eligible Options in the Offer?

Yes. Any applicable income taxes, social insurance contributions, payroll taxes and other taxes due on the payments you receive under the Offer will be withheld from the amount you receive on the Payment Date and paid to the appropriate taxing authority, to the extent required by law. For U.S. and Israeli employees, the receipt of payments under the Offer will be treated as ordinary income and Nexxen (or your employer) will be required to withhold certain taxes. If you are an employee located outside the U.S., the income taxes, social insurance contributions, payroll taxes and other taxes required to be withheld will depend on the jurisdiction. Nexxen (or one of our subsidiaries, as appropriate) will assess our withholding requirements on the Total Payment (and/or your acceptance of the Offer), and where appropriate, will make applicable tax withholdings. Regardless of the tax withholding made by Nexxen (or your employer), you are ultimately responsible for reporting and paying all taxes and social insurance contributions arising from your election to tender Eligible Options in the Offer. (See Section 12 of the Offering Memorandum entitled “Material U.S. Federal Income Tax Consequences” and Appendix A entitled “Guide to Israeli and Other Non-U.S. Issues” below for additional information.)

BEFORE ACCEPTING THE OFFER, WE RECOMMEND THAT YOU CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE TAX AND SOCIAL CONTRIBUTION CONSEQUENCES OF ELECTING TO PARTICIPATE IN THE OFFER UNDER THE LAWS OF THE COUNTRY IN WHICH YOU LIVE AND WORK, INCLUDING BUT NOT LIMITED TO A DETERMINATION OF WHETHER TAXES IN ADDITION TO THE AMOUNTS WITHHELD FROM YOUR PAYMENTS UNDER THE OFFER, IF ANY, WILL BE DUE AS A RESULT OF ELECTING TO PARTICIPATE IN THE OFFER.

Q22: How does the Offer affect my 401(k) account or other benefits?

The payment you may receive will not be considered part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, overtime, long-service awards, pension or retirement benefits or similar payments, or for purposes of our 401(k) plan or any other plans we provide or make available to you. For example, no portion of any payment you receive under the Offer will be contributed to your 401(k) account.

Q23: Does my participation in the Offer affect my eligibility to receive future equity award grants?

No.  Your participation will have no impact on either your eligibility to receive future equity grants from Nexxen or the number of future equity awards you might receive from Nexxen.

Q24: Whom should I contact if I have questions about the Offer?

You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of this document or related documents by sending an email to tenderoffer@nexxen.com.

NEXXEN MAKES NO RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER AND TO WHAT EXTENT TO PARTICIPATE. WE ENCOURAGE YOU TO SPEAK WITH YOUR FINANCIAL, LEGAL AND/OR TAX ADVISORS, AS NECESSARY, BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OFFER.

RISK FACTORS

Participation in this Offer involves a number of potential risks and uncertainties, including those described below. This risk factors described below and the risk factors set forth under the heading entitled “Risk Factors” in our Annual Report on Form 20-F filed with the SEC on March 5, 2025 highlight the material risks related to Nexxen which may impact your decision of participating in this Offer. You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors before deciding whether to participate in this Offer. In addition, we strongly encourage you to read this document in its entirety and review the documents referred to in Section 17 of this document.

In addition, this Offer and our SEC reports referred to above include “forward-looking statements” that involve risks and uncertainties. All statements other than statements of historical facts contained in this Offer are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue” or the negative of these terms or other comparable terminology. Any forward-looking statements in this Offer reflect our current views with respect to future events and with respect to our business and future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those described in the section titled “Risk Factors” included in our most recent Annual Report on Form 20-F filed with the SEC, as updated by our subsequent filings with the SEC, as they may be updated by our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this report. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

Risks Related to This Offer

If our share price increases after the date that your tendered Eligible Options are cancelled, your cancelled Eligible Options might have been worth more than the cash payment you receive in the Offer.

By participating in this Offer and cancelling your Eligible Options in exchange for a cash payment, you will forgo any future potential value those options might have if Nexxen’s share price increases. The price of our Ordinary Shares is subject to volatility and may fluctuate significantly over time due to various factors, including market conditions, company performance, and broader economic developments. Although your Eligible Options may currently be underwater, there is no guarantee they will remain so in the future. If the share price recovers or increases significantly after the cancellation of your Eligible Options, you will not benefit from any such appreciation.  Therefore, we cannot guarantee that the value of your Total Payment under the Offer will be higher than what you would receive in the future if you do not tender your Eligible Options under the Offer. Accordingly, you should carefully consider the possibility of future share price recovery before deciding to participate.

The Per Option Amount to be paid in the Offer may not accurately reflect the value of your Eligible Options.

The calculation of the Per Option Amount was based in part on the Black-Scholes option pricing model, which is a theoretical model that relies on various assumptions and inputs, including the current share price, exercise price, time to expiration, volatility, risk-free interest rate, and expected dividends. While this model is commonly used in financial markets to estimate option value, it may not fully capture the potential future value of your Eligible Options or reflect their value under different market conditions. In addition, the value of your Eligible Options may differ if calculated under a different valuation methodology, such as a binomial or Monte Carlo simulation model, which incorporate alternative assumptions and modeling techniques. These methods may produce higher or lower valuations depending on the specific circumstances.  As a result, the Per Option Amount offered to you may be lower than the potential value you could realize under a different valuation approach.

Tendering an Eligible Option that is a tax qualified award may result in the loss of potential future favorable tax treatment.

If an Eligible Option that was cancelled in the Offer was either an incentive stock option within the meaning of Section 422 of the U.S. Internal Revenue Code (an “ISO”), or an option subject to Section 102 of the Israeli Income Tax Ordinance (a “Section 102 Option”), you will lose the potential to receive favorable tax treatment associated with such awards. Specifically, by cancelling an ISO or a Section 102 Option, you will no longer have the opportunity to exercise such option and potentially qualify for long-term capital gains tax treatment on the appreciation in value of the underlying shares (provided the holding period and other requirements are met). Instead, the cash payment you receive in this Offer will generally be treated as ordinary income for 2025 and will be subject to applicable income and social insurance tax withholding. As a result, participating in this Offer may result in a higher overall tax liability compared to holding and exercising your tax-qualified Eligible Option, should its value increase in the future. You should consult your personal tax advisor to fully understand the tax implications of participating in this Offer based on your individual circumstances.

Risks Related to Our Business and Ordinary Shares

You should carefully review the risk factors contained in our Annual Report on Form 20-F filed with the SEC on March 5, 2025 and also the other information provided in this document and the other materials that we have filed with the SEC, before making a decision on whether or not to tender your Eligible Options. You may access these filings electronically at the SEC’s website at www.sec.gov. In addition, we will provide without charge to you, upon your request, a copy of any or all of the documents to which we have referred you. See “This Offer - Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports. These reports can also be accessed free of charge at https://investors.nexxen.com/financial-results/sec-filings.

OFFERING MEMORANDUM

OFFER TO CANCEL ELIGIBLE OPTIONS FOR CASH

1.          ELIGIBLE PARTICIPANTS; NUMBER OF OPTIONS; OFFER TERMINATION DATE.

We are offering to purchase for cash Eligible Options (as defined below) held by Eligible Participants (as defined below), on the terms described in this document.

“Eligible Participants” are employees of Nexxen and our subsidiaries as of April 30, 2025, who continue to be employees through the Offer Termination Date (as defined below). If you are currently on medical, maternity, workers’ compensation, military or other statutorily protected leave of absence or a “personal” leave of absence, you are also eligible to participate in the Offer. Employees who resign or are terminated at any time before the termination of the Offer are not eligible to participate in the Offer. In addition, none of the members of our board of directors or our executive officers are eligible to participate in the Offer.

“Eligible Options” consist of (i)  options to purchase Ordinary Shares granted on August 31, 2021 with an exercise price of $21.52, and (ii) options to purchase Ordinary Shares granted on March 17, 2022 with an exercise price of $14.44 (in each case post-Reverse Split), which have been granted under our Global Share Incentive Plan (2011), as amended, and our 2017 Equity Incentive Plan, as amended (collectively, the “Equity Plans”). Both the vested and unvested portion of an Eligible Option grant may be tendered in the Offer.

If an option that you hold expires, terminates or is forfeited before the Offer Termination Date, whether because of termination of your employment, expiration of the option in accordance with its terms or otherwise, that option will not be an Eligible Option. Only options that have not expired, terminated or been forfeited, whether vested or unvested, and that remain outstanding on the Offer Termination Date, will be Eligible Options.

If you elect to tender an Eligible Option pursuant to the Offer, you must tender all of the outstanding shares under that Eligible Option. You will not be allowed to tender a portion of an option grant that qualifies as an Eligible Option. If you hold multiple Eligible Option grants, you must tender all such Eligible Option grants in the Offer.  If you do not elect to tender an Eligible Option, such Eligible Option will not be purchased by Nexxen and will continue on its current terms.

On February 14, 2025, we executed a reverse split of our Ordinary Shares such that every two Ordinary Shares, par value NIS 0.01 per share, held at the time of the reverse split were consolidated into one new Ordinary Share, par value NIS 0.02 per share, to facilitate a one-to-one American Depositary Receipt (“ADR”) exchange (the “Reverse Split”). Thereafter, we exchanged our Nasdaq-listed ADRs for Nasdaq-listed Ordinary Shares and terminated our ADR facility.  On February 17, 2025, our AIM-listed depository interests representing our old Ordinary Shares were voluntarily cancelled from admission to trading on the AIM Market of the London Stock Exchange, and on February 18, 2025, our new Ordinary Shares began trading on Nasdaq under the stock ticker “NEXN”. In connection with the Reverse Split, the number and price of Ordinary Shares covered by each outstanding award granted under Nexxen’s equity incentive plans were proportionally adjusted to reflect the Reverse Split, with any fractional share resulting from such adjustment rounded down to the nearest whole number. All Ordinary Share figures and exercise prices set forth in this document are reported to reflect post-Reverse Split shares and exercise prices, unless otherwise provided herein.

As of April 21, 2025, options to purchase an aggregate of 1,228,491 Ordinary Shares were outstanding under the Equity Plans. These options had exercise prices of between $3.70 and $21.52 per share. As of April 21, 2025, a total 845,691 Ordinary Shares are subject to outstanding Eligible Options with an exercise price of $21.52, of which 634,258 are vested and 211,433 are unvested, and a total 220,000 Ordinary Shares are subject to outstanding Eligible Options with an exercise price of $14.44, of which 165,000 are vested and 55,000 are unvested.  A total of 117 employees of Nexxen and our subsidiaries hold Eligible Options as of April 21, 2025.  There are also 3,963,950 Ordinary Shares subject to time-vested restricted stock units (“RSUs”) and 533,908 Ordinary Shares subject to performance-vested RSUs (“PSUs”) outstanding as of April 21, 2025.  The Ordinary Shares issuable upon exercise of Eligible Options held by Eligible Participants represent approximately 87% of the total Ordinary Shares issuable upon exercise of all options outstanding under the Equity Plans as of April 21, 2025.

Our Offer is subject to the terms and conditions described in this document. We will only accept Eligible Options that are properly tendered for purchase under the Offer and not validly withdrawn in accordance with Sections 4 and 5 of this document before the Offer expires on the Offer Termination Date. We may, however, reject any or all elections, withdrawals or tenders of Eligible Options to the extent that we determine the election or withdrawal is not properly completed or to the extent that we determine it is unlawful to accept any of the Eligible Options you elect to tender or to the extent certain conditions described in this Offering Memorandum exist which in our reasonable judgment makes it inadvisable to proceed with the Offer. See Sections 6 and 7 of this Offering Memorandum.

The term “Offer Termination Date” for this Offer means 11:59 p.m. Eastern Time on May 30, 2025, unless and until we, in our discretion or as required, extend the period of time during which the Offer will remain open.

If we extend the period of time during which the Offer will remain open, the term “Offer Termination Date” will refer to the latest time and date at which the Offer expires. See Section 14 of this document for a description of our rights to extend, postpone, terminate and/or amend the Offer or to reject any Eligible Option that you elect to exchange.

We will publish a notice if we decide to take any of the following actions:

•	increase or decrease the amount of the Per Option Amount (as defined below) for your Eligible Options;

•	change the number or type of options or underlying shares of Ordinary Shares eligible to be tendered in the Offer; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such action, we also intend to extend the Offer until ten (10) business days after the date the notice is published.

If we elect to extend the Offer, the Payment Date (as defined below) would also change.

A “business day” means any day other than a Saturday, Sunday or federal holiday in the United States and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time of each such day.

2.          PURPOSE OF THE OFFER.

An objective of our equity incentive programs has been, and continues to be, to align the interests of equity incentive plan participants with those of our shareholders, and we believe that the Offer is an important component in our efforts to achieve that goal.

Although we are optimistic regarding our potential future growth opportunities, the price of our Ordinary Shares remains below historic levels. Our share price has experienced significant volatility in recent years, falling from a high of approximately $23.76 per share in July 2021 to a low of $3.16 per share in October 2023. On April 28, 2025, the date on which the board approved the Offer, the closing price of our Ordinary Shares on Nasdaq was $9.70 per share, resulting in approximately 87% of our outstanding options held by employees being underwater on such date. Our employees have remained dedicated and focused during this time of substantial change. As a result, we have developed a significant option “overhang” consisting of outstanding but unexercised options that are underwater and therefore not serving their intended purposes of motivating and retaining employees. The business successes we have achieved are the result of significant, sustained efforts on their part. Retaining their know-how and services is important to our ability to achieve our 2025 and longer-term corporate goals. We believe that it is important to reward these employees for their substantial efforts to date and going forward.

Pursuant to the Offer, participants will receive cash in exchange for their tendered Eligible Options, and the shares subject to the tendered Eligible Options will be returned to the Equity Plans and may be used to fund new equity grants to employees in the future.

In deciding whether to tender your Eligible Option grants pursuant to the Offer, you should understand that we evaluate acquisitions or investments in the ordinary course of business on an ongoing basis. At any given time, we may be reviewing one or more of these transactions. These transactions may be announced or completed in the ordinary course of business during the pendency of this Offer, but there can be no assurance that a transaction will be available to us or that we will choose to take advantage of any such transaction. If we enter into a transaction, such as a merger or similar transaction, that could result in a change in control of the Company, we reserve the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of the Company and our shareholders. As a result of any such transaction, our cash position, assets, or capital structure could change, or the percentage ownership of our shareholders could be significantly diluted, and where such a transaction results in the Company’s issuance of additional securities, these newly issued securities may have rights, preferences or privileges senior to those of existing shareholders. Any of these events, among others, could materially impact the value of your Eligible Options.

In April 2025, we launched a new and ongoing $50 million ordinary share repurchase program following completion of our previous $50 million ordinary share repurchase program.  This new repurchase program (the “Repurchase Program”) is expected to continue until the earlier of November 19, 2025, or completion and does not obligate us to repurchase any particular amount of ordinary shares and the program may be suspended, modified or discontinued at any time at our discretion, subject to applicable law. From March 1, 2022, when we launched a series of share repurchase programs, through March 31, 2025, we repurchased 22,621,472 ordinary shares, or 29.2% of shares outstanding, reflecting a total investment of $190.2 million. As of April 30, 2025, we had approximately $39.0 million remaining on the Repurchase Program authorization. Our Board of Directors intends to continue to evaluate implementing additional share repurchase programs following completion of the ongoing Repurchase Program, subject to then current market conditions, necessary approvals and the Company’s valuation.

Subject to the foregoing and except as otherwise disclosed in the Offer to Exchange, we have no plans, proposals or negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in any of the following:

•	any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving the Company;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our board of directors, including any plans to change the number or term of the Company’s directors;

•	any other material change in our corporate structure or business;

•	Our Ordinary Shares not being traded on a national securities exchange;

•	Our Ordinary Shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•
the acquisition by any person of any of the Company’s securities or the disposition of any of the Company’s securities, other than in the ordinary course of business or pursuant to existing options or other rights; or

•	any change in our articles of association, or any actions that may impede the acquisition of control of the Company by any person.

3.          VALUATION OF ELIGIBLE OPTIONS; AMOUNT OF THE PAYMENT FOR ELIGIBLE OPTIONS.

Consideration. Eligible Participants who participate in the Offer will receive, in exchange for the cancellation of their Eligible Options, a cash payment for each option share. The amount before applicable tax withholdings that we are offering to pay for the cancellation of each option share under the Offer (the “Per Option Amount”) is:

•	$2.08 for Eligible Options with an exercise price of $14.44 per share; and

•	$0.78 for Eligible Options with an exercise price of $21.52 per share.

The actual amount you will receive under the Offer will be determined upon the Offer Termination Date by:

•	summing the total cash value of each Eligible Option (i.e., the Per Option Amount multiplied by the number of option shares) that you have tendered (the “Total Payment”); and

•	subtracting applicable tax withholdings. `

For example, if you have an option grant for 10,000 shares with an exercise price of $14.44 per share, and you tender those options under the Offer, you will receive $20,800 (i.e., 10,000 x $2.08), less applicable tax withholdings.

Applicable tax withholdings or charges will be withheld from the Total Payment and paid by us (or one of our subsidiaries, as appropriate) to the applicable taxing authority, to the extent required by law. If you are a Non-U.S. employee, the tax withholdings will depend on the laws in your jurisdiction. Eligible Participants should consult with their tax advisor to determine if additional taxes will be due. Depending on your personal tax situation, you may owe taxes on the Total Payment above and beyond the amounts withheld and such amounts are your responsibility to pay. Any failure to timely remit the proper amount of taxes may result in tax penalties, which will be your responsibility to pay.

Your Eligible Options and the Total Payment (before tax withholdings) for each Eligible Option that you elect to tender under the Offer, can be found on our secure Offer Website at https://www.computersharecas.com/nexxen. Please note that, as explained herein, this amount will be reduced by applicable tax withholding. Also, if you are an employee located outside the U.S., the Total Payment will be converted from U.S. dollars to local currency on the Offer Termination Date.

Valuation. In determining the Per Option Amount, Nexxen valued the Eligible Options using the Black-Scholes option pricing model. The Black-Scholes model is an established and commonly used method for valuing options and uses the following factors: share price, the exercise price of option, the company’s risk-free interest rate, the expected volatility of the underlying shares, the expected dividend yield of the shares and the expected life of the option. Some of these inputs are objectively determinable, while others, such as appropriate volatility measures, require some judgment.

After taking into account the Black-Scholes valuation, we also considered the trading range of our Ordinary Shares during the period preceding the date our board of directors approved the Offer.  The Per Option amounts also reflect a premium of 20% on top of the Black-Scholes value of the Eligible Options in order to mitigate the impact of the recent volatility of our trading price.

You must make your own determination of the value to you of your Eligible Options, and you should consult with your personal advisors if you have questions about your financial or tax situation.

4.          PROCEDURES FOR TENDERING YOUR ELIGIBLE OPTIONS.

You may tender your Eligible Options only as described in this Section 4.

Making Your Election. To participate in the Offer, you must tender Eligible Options before the Offer Termination Date. To tender your Eligible Options, you must go online to the Offer Website https://www.computersharecas.com/nexxen and complete an online election form to confirm your election to participate in the Offer. We will make computer and Internet access available at our office locations to any Eligible Participant who does not have Internet access.

If you elect to tender an Eligible Option pursuant to the Offer, you must tender all of the outstanding shares under an Eligible Option. If you hold more than one Eligible Option, you must tender all of your Eligible Option grants. No partial exchanges of option grants will be permitted. If you are eligible to participate in the Offer, the Offer Website will list all of your Eligible Options.

Confirmation statements for submissions through the Offer Website will be emailed directly to you, and you may also obtain a confirmation from the Offer Website after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records.

Elections submitted by any other means, including email, facsimile, hand delivery, interoffice, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted, and will not be accepted.

For your election to participate in the Offer to be valid, you must make your election by 11:59 p.m. Eastern Time on May 30, 2025 (or, if we extend the Offer, a later date will be specified). If you do not make any election, you will not participate in the Offer, and all Eligible Options you currently hold and any options you hold that are not Eligible Options will remain outstanding under their existing terms and conditions.

You do not need to return the option agreements for your Eligible Options, if you have them, to effectively elect to accept the Offer, as they will be automatically cancelled if Nexxen accepts your Eligible Options for purchase pursuant to the Offer. However, you may be required to return your option agreements upon Nexxen’s request.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Options. Our determinations regarding these matters will be final and binding on all parties. We may reject any or all tenders of Eligible Options to the extent that we determine the election is not properly completed. We may waive any or all of the conditions of the Offer for all Eligible Participants. We may waive any defect or irregularity in any election, in each case in our sole discretion. Any such waiver shall be applied consistently among all Eligible Participants. No Eligible Options will be accepted for purchase under the Offer until all defects or irregularities have been cured by the Eligible Participants tendering the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of receipt of any election or of any defects or irregularities involved in the election to tender any Eligible Options pursuant to the Offer, and no one will be liable for failing to give notice of receipt of any election or of any such defects or irregularities.

Our Acceptance Constitutes an Agreement. If you elect to tender your Eligible Options according to the procedures described above, you will have accepted the terms and conditions of the Offer. Our acceptance of Eligible Options that are properly tendered for purchase under the Offer will form a binding agreement between you and us on the terms and subject to the conditions of this Offer.

We currently expect that we will accept promptly after the Offer Termination Date all properly and timely made elections to tender Eligible Options for purchase under the Offer that have not been validly withdrawn prior to the Offer Termination Date. We reserve the right to extend, terminate, postpone and/or amend the Offer, or reject the Eligible Options you elect to tender pursuant to the Offer.

5.          WITHDRAWAL RIGHTS; CHANGE IN ELECTION.

You may withdraw your election only by following the procedures described in this Section 5.

To withdraw your election to tender your Eligible Options in the Offer, you must go to the Offer Website at https://www.computersharecas.com/nexxen and change your election to participate. We will make computer and Internet access available at our office locations to any Eligible Participant who does not have Internet access.

If you do not withdraw before 11:59 p.m. Eastern Time on May 30, 2025 (or, if we extend the Offer period, a later date will be specified), your change in or withdrawal from your election to tender Eligible Options will not be given effect. In addition, under U.S. securities laws, you may withdraw any Eligible Options you elected to tender pursuant to the Offer if after forty (40) business days after the commencement of the Offer, we have not accepted for payment all Eligible Options you elected to tender under the Offer. The date of the fortieth (40th) business day following the commencement of the Offer is June 27, 2025. Once you have withdrawn your election to tender your Eligible Options, you may re-elect to tender your Eligible Options only by again following the election procedure described in Section 4 of this document on or before the Offer Termination Date.

We will determine all questions as to the form and validity (including time of receipt) of withdrawals. Our determinations regarding these matters will be final and binding on all parties. Neither we nor any other person is obligated to give you notice of any errors in any withdrawal, and no one will be liable for failing to give notice of any errors.

6.          ACCEPTANCE OF OPTIONS FOR CANCELLATION; DELIVERY OF TOTAL PAYMENT.

On the terms and subject to the conditions of this Offer and as promptly as practicable following the Offer Termination Date, we expect to accept all Eligible Options properly tendered for purchase and not validly withdrawn before the Offer Termination Date. If you are an Eligible Participant and validly tender Eligible Options that you do not withdraw from the Offer before the Offer Termination Date, those options will be cancelled when we accept them for payment and you will no longer have any rights with respect to those options. Subject to our rights to extend, terminate and amend the Offer before the Offer Termination Date, we will accept promptly after the expiration of the Offer all validly tendered Eligible Options that have not been properly withdrawn. To the extent you elect to exercise your withdrawal rights described in Section 5 of this document more than once or submit more than one election, to the extent your elections or withdrawals are conflicting, your most recent election or change/withdrawal form submitted electronically before 11:59 p.m. Eastern Time on May 30, 2025 (unless otherwise extended), will be the election form considered for acceptance by Nexxen.

If your Eligible Options are so accepted, you will be entitled to a prompt single lump sum cash payment equal to the Total Payment, less applicable tax withholdings, by the first administratively practicable payroll date following the Offer Termination Date (but in no event later than May 30, 2025) (the “Payment Date”). All of your cash payments will be made through our payroll system, and your cash payments will not be subject to any vesting conditions or otherwise be subject to forfeiture. You will receive such cash payment by direct deposit if you currently receive your paycheck in this manner. Payment will be made in your local currency, using the currency exchange rate in effect on the Offer Termination Date. No interest will accrue and no interest will be paid on any portion of the Total Payment, regardless of when paid.

7.          CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, we will not be required to accept any Eligible Options that you elect to tender, and we may terminate or amend the Offer, or postpone our acceptance of any Eligible Options that you elect to tender, in each case if at any time on or after the date of commencement of the Offer and prior to the Offer Termination Date, or a later expiration date if the Offer is extended, we determine that any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, regardless of the circumstances giving rise thereto:

•
if any action or proceeding is threatened, pending or taken, or any approval is withheld, by any court or any government agency, authority, or tribunal, or any other person, domestic or foreign, which action or withholding, that directly or indirectly challenges the making of the Offer, the acceptance of some or all of the Eligible Options or otherwise restricts or prohibits the acquisition of some or all of the Eligible Options tendered for purchase pursuant to the Offer;

•
if any action or proceeding is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to applicable to the Offer or us, by any court or any government agency, authority, or tribunal, or any other person, domestic or foreign, that, in our reasonable judgment, would or might directly or indirectly:

	(a)	make the acceptance for purchase or the purchase of some or all of the Eligible Options elected for tender pursuant to the Offer illegal or otherwise restrict or prohibit consummation of the Offer;

	(b)	delay or restrict our ability, or render us unable, to accept the Eligible Options for purchase or to purchase Eligible Options for some or all of the Eligible Options tendered for purchase; or

	(c)	materially and adversely affect our business, condition (financial or other), income, assets, operations or prospects;

•	if there is:

	(a)	any general suspension of trading in securities on any national securities exchange or in the over-the-counter market in the United States;

	(b)	a suspension of trading in our equity securities by the Securities and Exchange Commission or by the Nasdaq Stock Market;

	(c)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel, whether or not mandatory;

	(d)	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(e)
any increase or decrease of greater than 33% of the market price of our Ordinary Shares that occurs during the Offer as measured from $10.07, which was the closing price of our Ordinary Shares on Nasdaq on May 1, 2025.

•	if another person publicly makes or proposes a tender or exchange offer for some or all of our Ordinary Shares, or an offer to merge with or acquire us, or we learn that:

(a)
any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), has acquired or proposed to acquire beneficial ownership of more than five percent (5%) of the outstanding Ordinary Shares, other than a person, entity or group which had publicly disclosed such ownership with the SEC on or before the date of commencement of the Offer;

(b)
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC prior to such date shall have acquired or proposed to acquire beneficial ownership of an additional two percent (2%) or more of the outstanding Ordinary Shares;

(c)
any new group shall have been formed that beneficially owns more than five percent (5%) of the outstanding Ordinary Shares before the Offer Termination Date that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with the acceptance for purchase of Eligible Options pursuant to the Offer; or

(d)
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing or made a public announcement that it intends to acquire us or any of our assets or securities; or

•
if there shall have occurred any change or changes in our business, condition (financial or other), assets, income, operations, prospects or share ownership that, in our reasonable judgment, is or may have a material adverse effect on us.

The conditions to the Offer are for our benefit. We may assert the conditions to the Offer in our discretion regardless of the circumstances giving rise to them before the Offer Termination Date, other than acts or omissions by us. We may waive the conditions to the Offer in accordance with applicable law, at any time and from time to time before the Offer Termination Date, whether or not we waive any other condition to the Offer. We will promptly notify Eligible Participants if a condition is triggered while the Offer is pending. Should we decide to waive any of the conditions to the Offer, we must do so before 11:59 p.m., Eastern Time, on the Offer Termination Date of May 30, 2025 (or a later expiration date if the Offer is extended).

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. However, once we choose to waive a particular right, we may not reassert that particular right again in this Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 7 will be final and binding on all Eligible Participants.

We currently expect that we will accept promptly after the Offer Termination Date all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn prior to the Offer Termination Date.

The Offer is not conditioned upon any financing arrangement or financing plan. This Offer is not conditioned upon a minimum aggregate number of options being tendered.

8.          PRICE RANGE OF ORDINARY SHARES.

There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are Ordinary Shares, which are listed on Nasdaq under the symbol “NEXN.”

The following table sets forth, for the periods indicated, the high and low sales prices for our Ordinary Shares as listed on Nasdaq (adjusted to give effect to the Reverse Split that was effected on February 14, 2025):

	High	Low
Year ended December 31, 2025
First Quarter	$10.94	$6.93
Year ended December 31, 2024
Fourth Quarter	$10.47	$7.28
Third Quarter	$8.45	$5.71
Second Quarter	$6.70	$5.11
First Quarter	$5.45	$4.61
Year ended December 31, 2023
Fourth Quarter	$5.25	$3.16
Third Quarter	$7.77	$3.39
Second Quarter	$7.40	$5.13
First Quarter	$8.59	$5.06

As of April 30, 2025, the last reported closing sale price of our Ordinary Shares, as reported on Nasdaq, was $9.93 per share.

We have not paid cash dividends since 2018, and we currently do not expect to pay cash dividends for the foreseeable future.

We have effected several share repurchase programs over the years. From March 1, 2022, when we launched a series of share repurchase programs, through December 31, 2024, we and our subsidiaries repurchased 18,954,608 Ordinary Shares, or 24.5% of shares outstanding, reflecting a total investment of $157.3 million (including fees). We have subsequently repurchased 3,666,864 Ordinary Shares during first quarter 2025 at an average price of $8.95, reflecting a total investment of $32.9 million.  Our current outstanding share repurchase program is for the repurchase of $50.0 million of Ordinary Shares, which commenced on April 9, 2025.

The table below provides detailed information regarding the number of Ordinary Shares purchased, the range of prices paid and the average purchase price (adjusted to give effect to the Reverse Split that was effected on February 14, 2025) for the periods indicated below.

	Total Number of Ordinary Shares Purchased	Range of Prices Paid per Ordinary Share	Average Price Paid per Ordinary Share
Year ended December 31, 2025
First Quarter	3,666,864	$7.19 - $10.63	$8.95
Year ended December 31, 2024
Fourth Quarter	2,246,861	$7.46 - $10.23	$8.91
Third Quarter	2,544,840	$5.99 - $8.15	$7.18
Second Quarter	1,232,909	$5.25- $6.75	$5.90
First Quarter	3,112,922	$4.78 - $5.45	$5.16
Year ended December 31, 2023
Fourth Quarter	110,753	$5.04 - $5.21	$5.10
Third Quarter(1)	1,120	—	—
Second Quarter	—	—	—
First Quarter	1,252,926	$5.27 - $8.43	$6.99

(1)	In July 2023, we repurchased 1,120 restricted Ordinary Shares that did not vest from one of our employees, at a purchase price of $0.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR ORDINARY SHARES BEFORE DECIDING WHETHER TO ELECT TO PARTICIPATE IN THE OFFER. THE PRICE OF OUR ORDINARY SHARES HAS BEEN, AND IN THE FUTURE MAY BE, VOLATILE. THE TRADING PRICE OF OUR ORDINARY SHARES HAS FLUCTUATED IN THE PAST AND IS EXPECTED TO CONTINUE TO DO SO IN THE FUTURE AS A RESULT OF A NUMBER OF FACTORS, MANY OF WHICH ARE OUTSIDE OUR CONTROL. IN ADDITION, THE STOCK MARKET HAS EXPERIENCED EXTREME PRICE AND VOLUME FLUCTUATIONS THAT HAVE AFFECTED THE MARKET PRICES OF MANY COMPANIES AND THAT HAVE OFTEN BEEN UNRELATED OR DISPROPORTIONATE TO THE OPERATING PERFORMANCE OF THOSE COMPANIES.

9.          INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING OPTIONS.

None of the members of our board of directors or our executive officers are Eligible Participants. None of our directors or executive officers beneficially own any Eligible Options, and therefore none of our directors or executive officers beneficially own any securities that are subject to this Offer.

Neither Nexxen, nor any of our directors or executive officers, nor any affiliates of us or our directors or executive officers, have engaged in transactions involving Eligible Options during the 60 days prior to the date of this Offer.

Other than (i) outstanding options and other equity awards granted to our directors, executive officers and other employees and consultants pursuant to our various equity incentive plans, which are described in the notes to our financial statements as set forth in our filings with the SEC, (ii) compensatory agreements, arrangements and understandings with our executive officers and directors, as described under Part 1, Item 6.B.—Compensation of our Annual Report on Form 20-F for filed with the SEC on March 5, 2025, we are not party to any material agreements with any of our executive officers, directors or controlling persons. In addition, neither Nexxen nor, to our knowledge, any of our executive officers or directors, any person controlling Nexxen or any executive officer or director of such control person, is a party to any agreement, arrangement or understanding with respect to any of our securities, including any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10.          SOURCE OF FUNDS; ACCOUNTING CONSEQUENCES OF THE OFFER; STATUS OF OPTIONS TENDERED PURSUANT TO THE OFFER.

If we receive and accept the election to tender all Eligible Options outstanding as of the commencement of the Offer held by all Eligible Participants, we expect to pay to our employees (and employees of our subsidiaries) an aggregate Total Payment of approximately $1.12 million. We anticipate making all payments pursuant to the Offer and payment of related fees and expenses from available cash on hand.

Assuming all of the Eligible Options subject to this Offer are tendered, we anticipate that we will incur an expense of up to approximately $135,000. This expense represents stock-based compensation expense, consisting primarily of the remaining unamortized stock-based compensation expense associated with the unvested portion of the Eligible Options, assuming all unvested options are tendered, plus the associated employer taxes and related professional fees. Eligible Options granted under the Equity Plans that are tendered by you and purchased by us in the Offer will be cancelled and the number of shares available for issuance under our Equity Plans will increase by the number of shares subject to the Eligible Options tendered in this Offer. In addition, we may incur additional stock-based compensation expense to the extent the amount we pay for an Eligible Option in the Offer is higher than the fair value of such awards on the Payment Date, as calculated under Statement of Financial Accounting Standards No. 123(R), Share-based Payment.

11.          LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for completion of the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you tender for purchase and cancellation under the Offer. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business or delay in the Offer. Our obligation under the Offer to accept tendered Eligible Options and to pay the Per Option Amount is subject to conditions, including the conditions described in Section 7 of this document.

12.          MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences of the participating in the Offer to you. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the Offer and does not address all possible tax aspects of transactions that may arise in connection with the Offer, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes. Before accepting the Offer, we recommend that you consult with your tax advisor to determine the tax consequences of electing to participate in the Offer, including but not limited to a determination of whether taxes in addition to the amounts withheld from the Total Payment may be due as a result of electing to participate in the Offer. Depending on your personal tax situation, you may owe taxes on the Total Payment above and beyond the amounts withheld. Any difference in tax withholdings and actual tax liability, or failure to timely remit the proper amount of taxes may result in tax penalties, which will be your responsibility to pay.

This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Participants.

The Total Payment will be treated as regular cash compensation. As such, you will recognize ordinary income in 2025. The ordinary income resulting from such amounts will be reflected in the Form W-2 reported to the Internal Revenue Service (“IRS”) for 2025. At the time your Total Payment is paid, we will reduce your payment to reflect all required tax withholdings and will send those amounts to the appropriate taxing or other authorities.

There may be additional state or local tax imposed on your tender, and those consequences may vary based on where you live. We recommend that you consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in the Offer.

You will not be subject to U.S. federal income tax as a result of your election not to exchange your Eligible Options and, to the extent such Eligible Options were incentive stock options prior the Offer, they should retain their status as such. However, the IRS may characterize the Offer to you as a “modification” of those Eligible Options that are incentive stock options if the Offer Termination Date is extended, even if you decline the Offer during the period of time when the Offer Termination Date is extended. A successful assertion by the IRS that such options have been modified could extend the options’ holding period to qualify for favorable tax treatment and cause a portion of such incentive stock options to be treated as nonqualified stock options.

If you choose not to tender your Eligible Options pursuant to the Offer and you have been granted incentive stock options, we recommend that you consult with your tax advisor to determine the tax consequences of the exercise of those options and the sale of the Ordinary Shares that you will receive upon exercise.

We recommend that you consult your tax advisor with respect to the federal, state, local and foreign tax consequences of electing to participate in the Offer.

13.          TERMS OF THE OFFER SPECIFIC TO ELIGIBLE PARTICIPANTS LOCATED IN ISRAEL OR IN OTHER LOCATIONS OUTSIDE OF THE UNITED STATES.

If you are an Eligible Participant located in Israel or other locations outside the United States who holds options under the Equity Plans, you are also subject to the terms of this Offer as described herein. Employees located outside the U.S. should refer to Appendix A to this document entitled “Guide to Israeli and Other Non-U.S. Issues” for a discussion of the tax and other consequences of accepting or rejecting the Offer in Israel and other certain countries outside the U.S.

BEFORE ACCEPTING THE OFFER, WE RECOMMEND THAT YOU CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE TAX AND SOCIAL CONTRIBUTION CONSEQUENCES OF THE OFFER, INCLUDING BUT NOT LIMITED TO A DETERMINATION OF WHETHER TAXES IN ADDITION TO THE AMOUNTS WITHHELD FROM THE TOTAL PAYMENT, IF ANY, WILL BE DUE AS A RESULT OF ELECTING TO PARTICIPATE IN THE OFFER.

14.          EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, to extend the period of time during which the Offer is open and delay accepting any options tendered for cancellation by announcing the extension and giving written notice, including electronically posted or delivered notices, of the extension to the Eligible Participants or making a public announcement thereof. If we extend the expiration date, we also will extend your right to withdraw tenders of Eligible Options until such extended expiration date.

We also expressly reserve the right, in our reasonable judgment, prior to the Offer Termination Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any Eligible Options tendered for cancellation pursuant to the Offer if any of the conditions specified in Section 7 of this document occur, by giving. written notice of the postponement to the Eligible Participants. Our right to delay the acceptance and cancellation of Eligible Options may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the tendered options promptly after we terminate or withdraw the Offer.

We also expressly reserve the right, in our reasonable judgment, before the Offer Termination Date, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options tendered for cancellation upon the occurrence of any of the conditions specified in Section 7 by giving written notice of such termination, amendment or postponement to the Eligible Participants and making a public announcement, including electronically posted or delivered notices. Our reservation of the right to delay our acceptance and cancellation of options tendered for cancellation is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options tendered for cancellation promptly after termination or withdrawal of an offer.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the Per Option Amount offered to Eligible Participants for their Eligible Options or by changing the number or type of options eligible to be tendered in the Offer. We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, we will issue the amendment no later than 11:59 p.m., Eastern Time, on the announced Offer Termination Date. Any announcement relating to the Offer will be sent promptly to Eligible Participants in a manner reasonably designed to inform Eligible Participants of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease the Per Option Amount for your Eligible Options;

•	change the number or type of options eligible to be tendered in the Offer; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an action, we intend to extend the Offer until ten (10) business days after the date the notice is published.

15.          FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting holders of Eligible Options to tender such options pursuant to this Offer, nor will we pay any fees or commissions to any third party with respect to the Total Payments.

16.          INFORMATION ABOUT NEXXEN.

Nexxen is a global flexible advertising technology platform with deep expertise in data and advanced TV that helps empower advertisers, agencies, digital publishers and broadcasters to achieve desired outcomes, including increased efficiency and returns, across the media supply chain.

We were incorporated as Marimedia Ltd. in 2007 in Israel. We changed our name to Taptica International Ltd. in September 2015, then to Tremor International Ltd. in June 2019, and to Nexxen International Ltd., in January 2024. Our principal executive offices are located at 82 Yigal Alon Street, Tel Aviv, 6789124, Israel. Our website address is www.nexxen.com, and our telephone number is +972-3-545-3900. Information contained on our website does not constitute part of, and is not incorporated by reference into, this Offer.

17.          ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part, with respect to the Offer. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.

We recommend that, in addition to the Schedule TO, including its exhibits, this Offer and the Terms of Election, you review the following materials that we have filed with the SEC before making a decision on whether to accept the Offer:

1.	Our Annual Report on Form 20-F for the year ended December 31, 2024, filed on March 5, 2025, including all material incorporated by reference therein;

2.
Our Reports on Form 6-K, furnished to the Commission on January 2, 2025, January 6, 2025, January 13, 2025, January 21, 2025, January 27, 2025, February 3, 2025 (first), February 3, 2025 (second), February 6, 2025, February 10, 2025, February 18, 2025, March 5, 2025 and May 14, 2025; and

3.
The description of our Ordinary Shares set forth in Item 1 of our Registration Statement on Form 8-A/A (File No. 001-40504), filed on February 18, 2025, including any amendments or reports filed for the purpose of updating such description.

Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. We also make available on or through our corporate website at https://investors.nexxen.com/financial-results/sec-filings, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC.

We will also provide without charge to each person to whom we deliver a copy of this document, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Attention: Stock Administration
Nexxen International Ltd.
100 Redwood Shores Parkway, 3rd Floor
Redwood City, California 94065, U.S.A.
(425) 279-1222

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

The information contained in this document about Nexxen should be read together with the information contained in the documents to which we have referred you.

18.          MISCELLANEOUS.

The board of directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Nexxen is limited to this document.

This Offer and our SEC reports referred to above include “forward-looking statements” that involve risks and uncertainties. All statements other than statements of historical facts contained in this Offer are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue” or the negative of these terms or other comparable terminology. Any forward-looking statements in this Offer reflect our current views with respect to future events and with respect to our business and future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those described in the section titled “Risk Factors” included in our most recent Annual Report on Form 20-F filed with the SEC, as updated by our subsequent filings with the SEC, as they may be updated by our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this report. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO PARTICIPATE OR REFRAIN FROM PARTICIPATING IN THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING TENDERING OF OPTIONS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

APPENDIX A
GUIDE TO ISRAELI AND OTHER NON-U.S. ISSUES

CANADA

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals subject to tax in Canada as of April 2025. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Participants considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the Total Payment.

Receipt of Total Payment

The Total Payment will be treated as salary and will be subject to income tax at your marginal rate and to any applicable Canada Pension Plan, Quebec Pension Plan and Employment Insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling). You will be subject to tax when the payment is made to you through your regular paycheck.

You may be eligible for the 50% stock option deduction with respect to the Total Payment, provided certain conditions under Canadian tax law are met. However, this transaction does not qualify for the stock option deferral that would otherwise apply upon exercise of options. You are encouraged to carefully review the tax consequences with your advisor.

Withholding and Reporting

Your employer is required to report the Total Payment as salary and to withhold any taxes and applicable Canada Pension Plan, Quebec Pension Plan and Employment Insurance contributions due on the Total Payment. If the amount withheld is insufficient to cover your actual tax liability, you will be responsible for remitting any shortfall when you file your personal income tax return.

QUEBEC NOTICE

By accepting the terms and conditions contained in the Election Form and agreeing to participate in the Offer, you further agree to the following:

EACH ELIGIBLE OPTIONEE IN QUEBEC WHO PARTICIPATES IN THE OFFER HEREBY AGREES THAT IT IS THE ELIGIBLE OPTIONEE’S EXPRESS WISH THAT ALL DOCUMENTS EVIDENCING OR RELATING IN ANY WAY TO THE OFFER BE DRAFTED IN THE ENGLISH LANGUAGE ONLY.

CHAQUE ACHETEUR DE L’INTÉRÊT AU QUEBEC QUI SOUSCRIT À DES INTÉRÊTS RECONNAÎT PAR LA PRÉSENTE QUE C’EST SA VOLONTÉ EXPRESSE QUE TOUS LES DOCUMENTS FAISANT FOI OU SE RAPPORTANT DE QUELQUE MANIÈRE À LA VENTE DES INTÉRÊTS SOIENT RÉDIGÉS UNIQUEMENT EN ANGLAIS.

ISRAEL

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals who are and have been resident, ordinarily resident and domiciled for tax purposes in Israel from the date of grant of their Eligible Options until the receipt of Total Payment as of April 2025. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Participants considering participating in the Offer should consult with their own tax or financial advisors.

If you are not or have not been a tax resident in Israel from the date your Eligible Options were granted to you until the receipt of Total Payment, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer.

Receipt of Total Payment

The Total Payment will be taxed in the same way as salary income and will be subject to income tax at your marginal rate and to social insurance contributions. It is not clear whether the taxable event will be upon cancellation of the Eligible Options or receipt of the Total Payment, but it is likely the taxable event will not be on the cancellation of Eligible Options but instead upon receipt of the Total Payment. Income tax and social insurance contributions will be deducted upon cancellation of your Eligible Options, which may be earlier than when the Total Payment is made to you through your regular paycheck.

Withholding and Reporting

Your employer is required to report the Total Payment and withhold any taxes and applicable social insurance contributions (including health tax related payments) due on the Total Payment. Your employer may withhold the taxes and applicable social insurance contributions due on the Total Payment from your salary upon cancellation of the Eligible Options. Otherwise, withholding will be made from the Total Payment. You will be responsible for paying any difference between the actual liability and the amount withheld.

UNITED KINGDOM

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals who are and have been resident, ordinarily resident and domiciled for tax purposes in the United Kingdom from the date of grant of their Eligible Options until the receipt of Total Payment as of April 2025. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Participants considering participating in the Offer should consult with their own tax or financial advisors.

If you are not or have not been resident, ordinarily resident and domiciled in the United Kingdom from the date your Eligible Options were granted to you until the receipt of Total Payment, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer.

Receipt of Total Payment

The Total Payment will be treated as employment income and subject to income tax at your marginal rate, as well as employee National Insurance Contributions (NICs). The taxable event is expected to occur at the time you receive the Total Payment, although in certain cases, tax and NIC withholding may apply earlier, such as at the time of option cancellation.

Withholding and Reporting

Your employer is required to report the Total Payment through the UK PAYE system and to withhold the applicable income tax and employee NIC at the time the taxable event arises. Your employer may withhold these amounts either from your salary or directly from the Total Payment. You will be responsible for any additional tax or NIC liability that exceeds the amounts withheld by your employer.